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                                                                     EXHIBIT 3.4

                         CERTIFICATE OF AMENDMENT OF THE
                          CERTIFICATE OF INCORPORATION

         Texas Capital Bancshares, Inc., a corporation organized and existing under and by virtue of Section 242 of the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

         FIRST: That the Board of Directors of said Corporation, adopted a resolution proposing and declaring the following amendments to the Certificate of Incorporation of said Corporation:

         RESOLVED, that ARTICLE IV of the Certificate of Incorporation is hereby amended in its entirety to read as follows:

                                   "ARTICLE IV

                  The total number of shares of capital stock which the Corporation shall have the authority to issue is twenty million (20,000,000) shares of Common Stock, $.01 par value and two million five hundred thousand (2,500,000) shares of Preferred Stock, $.01 par value. Unless specifically provided otherwise herein, the holders of Common Stock shall be entitled to one vote for each share held in any stockholder vote in which any of such holders is entitled to participate. The board of directors may determine the powers, designations, dividend rate, if any, preferences and relative, participating, optional or other special rights, including voting rights, and the qualifications, limitations or restrictions thereof, of each class of capital stock and of each series within any such class and may increase or decrease the number of shares within each such class or series; provided, however, that the board of directors may not decrease the number of shares within a class or series to less than the number of shares within such class or series that are then issued and may not increase the number of shares within a series above the total number of authorized shares of the applicable class for which the powers, designations, preferences and rights have not otherwise been set forth herein. Attached hereto as Exhibit "A" and incorporated herein by reference is a statement of the rights, preferences, privileges, restrictions and other terms in respect of the first series of Common Stock, designated as Series A-1 Nonvoting Common Stock."

         SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by Joseph M. Grant, its Secretary, this 9th day of December, 1998.


                                                     /s/ JOSEPH M. GRANT
                                                     ---------------------------
                                                     Joseph M. Grant, Secretary





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                                   EXHIBIT "A"

                         TEXAS CAPITAL BANCSHARES, INC.

                      CERTIFICATE OF POWERS, DESIGNATIONS,
                            PREFERENCES AND RIGHTS OF
                        SERIES A-1 NONVOTING COMMON STOCK

         The powers, designations, preferences and rights of the Series A-1 Nonvoting Common Stock ("Series A-1 Common Stock") of Texas Capital Bancshares, Inc. (the "Corporation") are as follows:

                  (a) Voting Rights. The holders of Series A-1 Common Stock shall not have any voting rights, except as otherwise required by applicable law, in which case holders of Series A-1 Common Stock shall vote (at the rate of one vote per share of Series A-1 Common Stock held) as a single class on such matter unless otherwise required by law.

                  (b) Dividends. The Board of Directors of the Corporation may cause dividends to be paid to the holders of shares of Common Stock and Series A-1 Common Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend. When and as dividends or other distributions (including without limitations any grant or distribution of rights to subscribe for or purchase shares of capital stock or securities or indebtedness convertible into capital stock of the Corporation) are declared, whether payable in cash, in property or in shares of stock of the Corporation (subject to the limitations set forth herein), the holders of Common Stock and Series A-1 Common Stock shall be entitled to share equally, share for share, in such dividends or other distributions as if all such shares were of a single class. No dividends or other distributions shall be declared or paid in shares of Common Stock or Series A-1 Common Stock or options, warrants or rights to acquire such stock or securities convertible into or exchangeable for shares of such stock, except dividends or other distributions payable to all of the holders of Common Stock and Series A-1 Common Stock ratably according to the number of shares of Common Stock and Series A-1 Common Stock held by them, in shares of Common Stock to holders of that class of stock and Series A-1 Common Stock to holders of that class of stock.

                  (c) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation holders of Common Stock and Series A-1 Common Stock shall be entitled to share equally, share for share, in all assets of the Corporation available for distribution to its stockholders as if all such shares were of a single class.

                  (d) Conversion.

                           (1) Each share of Series A-1 Common Stock shall be
                  convertible into one share of Common Stock, solely to increase a holder's ownership to no more than 4.9% of the Corporation's fully diluted Common Stock, upon delivery to the Corporation of a certificate (and a legal opinion if requested by the Corporation), signed by or on behalf of the holder or holders seeking such conversion, to the effect that after such conversion such holder or holders will not own more than 4.9% of the Common Stock. Any conversion of shares of Series A-1 Common Stock into shares of Common Stock pursuant to this Clause (d)(1) shall be effected by the delivery to the Corporation at its principal executive office of the certificates representing shares to be converted, duly endorsed, together with written instructions that the shares are to be converted, and accompanied by the required certificate described herein.


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                           (2) The Corporation shall at all times reserve and
                  keep available out of its authorized but unissued Common Stock, solely for the purpose of effecting conversions pursuant to this Article, the full number of shares of Common Stock issuable upon the conversion of all shares of Series A-1 Common Stock then outstanding and entitled to convert, and shall take all such action and obtain all such permits or orders as may be necessary to enable the Corporation lawfully to issue such shares upon any such conversion.